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Jeff Unger, Investor Relations
(561) 514-0115

Andrew Bard, Weber Shandwick
(212) 445-8368


         CASUAL MALE RETAIL GROUP INC. ANNOUNCES FIRST QUARTER
                       FISCAL 2004 RESULTS

     ~ CMRG sells its interest in the Ecko Unltd.(r)  retail stores ~

CANTON, MA  (May 20, 2004)  -- Casual Male Retail Group, Inc. (NASDAQ/NMS:
"CMRG"), retail brand operator of Casual Male Big & Tall, and the exclusive retailer of the Comfort Zone by George Foreman(tm), GF Sport by George Foreman(tm) and Signature Collection by George Foreman(tm), today announced its operating results for the first quarter of fiscal 2004 of a net loss of $5.1 million, or $0.15 per share, compared to a net loss of $2.8 million, or $0.08 per share, for the first quarter of 2003, as more fully described below.

For the first quarter of fiscal 2004, the Company reported a loss from continuing operations of $4.1 million, or $0.12 per share, compared to a loss from continuing operations of $2.6 million, or $0.07 per share. Assuming a normalized tax rate of 37% for fiscal 2004, the adjusted loss from continuing operations for the first quarter of 2004 was $0.07 per share as compared to an adjusted loss from continuing operations of $0.05 per share last year. Casual Male Big & Tall sales for the first quarter of fiscal 2004 were approximately $78.1 million compared to the prior year's first quarter of $72.8 million. Casual Male Big & Tall comparable store sales for the first quarter of fiscal 2004 increased 9.2%. The Company's loss widened during the quarter primarily due to the approximately $3.4 million of marketing expenses spent on the national advertising launch of its George Foreman line of clothing.

Also during the first quarter of 2004, the Company recorded a loss from discontinued operations of approximately $1.0 million, or $0.03 per share, related to the acceleration of plans to close and the closing of several Levi's(r)/Dockers(r) outlet stores. The Company anticipates that at the end of 2004, the Levi's(r)/Dockers(r) business will generate sufficient operating income, together with previously established reserves to fund the planned closings of approximately 25-30 Levi's(r)/Dockers(r) stores.

"The first quarter of 2004 represents a very significant milestone as comparable store sales achieved levels which have never been accomplished at Casual Male in the past decade. Key improvements in Casual Male's merchandise assortments as part of our overall key merchandising initiatives, as well as the successful national launch of the Comfort Zone by George Foreman(tm) line of clothing produced a dramatic turnaround in Casual Male's sales trends," stated
David A. Levin, President and Chief Executive Officer of CMRG. We are aggressively expanding all three George Foreman lines of clothing for Fall 2004 and we are confident that Casual Male comparable store sales will continue to perform at strong single digit levels for the balance of 2004."

"The Company's incremental marketing expenditure in the first quarter represents a critical strategic investment for the Company's long term goal of increasing its market share and brand awareness in the men's big and tall market and is not a departure from the Company's keen focus on cost controls. Due to the investment in the Casual Male and George Foreman brands made in the first quarter, the Company's incremental increase in SG&A of 17% in the first quarter over last year includes approximately 70% of this year's anticipated increase in marketing expenditures and while the Company anticipates an overall 5-7% increase in SG&A for 2004, the first quarter results of an adjusted loss from continuing operations of $0.07 per share versus an adjusted loss from continuing operations of $0.05 per share a year ago reflects this marketing investment," added Dennis R. Hernreich, Executive Vice President and COO/CFO of CMRG. "In addition, Casual Male's gross margin for 2004 is expected to improve from the prior year by between 100-150 basis points for the year in spite of the 80 basis point drop in the first quarter. Gross margins are strong in most of Casual Male's merchandise assortments, particularly the George Foreman lines, and only markdowns taken in young men's and active wear seasonal categories resulted in lower gross margins during the first quarter."

The Company also announced the sale of its 50.5% joint venture interest in the Ecko Unltd.(r) outlet and full price retail stores, to its 49.5% partner Ecko.Complex, LLC. In connection with the sale, the Company shall receive a cash payment totaling $8 million, an amount which approximates twice its investment in the joint venture. The sale agreement was entered into on May 19, 2004 and is expected to close prior to the end of the second quarter of fiscal 2004. "The sale of our interests in the Ecko Unltd.(r) retail stores will allow the Company to devote its resources towards its primary Casual Male business.
We will continue to offer the Ecko Unltd.(r), the largest urban lifestyle brand In the country, merchandise assortments in our Casual Male Big & Tall stores as a staple of our young men's lifestyle," stated Mr. Levin.

Operating Results by Business Segment
-------------------------------------
The following table reflects operating results by segment for the Company's first quarter of fiscal 2004 and for the prior first quarter of fiscal 2003. These segment results have been prepared on a basis consistent with the presentation in the Company's recent Form 10-K and Form 10-Q filings.

For the three months ended:    May 1, 2004                May 3, 2003
(in millions)
                               Other                         Other
                    Casual    Branded             Casual    Branded
                     Male     Apparel Combined     Male     Apparel   Combined
                   Business  Business  Company    Business  Business  Company
                   --------  -------- --------    --------  --------  ---------

Sales              $  78.1  $  25.7  $  103.8    $  72.8    $  19.5     $ 92.3
Gross margin, net
 of occupancy
 costs                31.8      5.5      37.3       30.2        3.9       34.1
Gross margin rate     40.7%    21.5%     36.0%      41.5%      20.0%      36.9%
Selling, general and
Administrative        30.9      6.1      37.0       26.3        5.6       31.9
Depreciation and
Amortization           1.9      0.7       2.6        1.5        0.5        2.0
                   --------  -------- --------    --------  --------  ---------
Operating income
 (loss)             $ (1.0) $  (1.3)   $ (2.3)    $  2.4     $ (2.2)    $  0.2
                   ========  ======== ========    ========   =======   ========

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), our above discussion refers to a normalized tax rate, which is a non-GAAP measure. Normalized tax basis reflects a 37% effective tax rate on the pre-tax loss. The Company believes that the inclusion of such non-GAAP measure helps investors to gain a better understanding of the Company's performance, especially when comparing such results to previous periods or forecasts. However, the non-GAAP financial measures included in this press release are not meant to be considered superior to or as a substitute for results of operations prepared in accordance with GAAP. The following table shows the reconciliation of the loss from continuing operations on a GAAP basis effected for the adjustment for normalized taxes:

For the three months ended:         May 1, 2004               May 3, 2003
(in millions, except         -------------------          ---------------------
for loss per share)                       Loss                         Loss
                                           Per                          Per
                                          Share                        Share
                             -------------------          ---------------------
Loss from continuing
 operations, as reported     $  (4.1)   $(0.12)           $  (2.6)    $(0.07)
Income tax benefit,
 assuming normalized tax
 rate of 37%                    (1.5)      --                (1.0)       --
                             --------   -------           --------    -------
Adjusted loss from
 continuing operations,
 after normalized tax
 benefit                     $  (2.6)   $(0.07)          $   (1.6)    $(0.05)
                             ========   =======          =========    =======
Weighted average shares
 outstanding
 -basic and diluted             35.1                         35.8


CMRG will conduct a conference call to discuss its first quarter earnings results today at 11:00 a.m. Eastern Time at www.casualmale.com/investor. The call will be archived online within one hour after its completion. Participating in the call will be Seymour Holtzman, Chairman, David Levin, President and Chief Executive Officer and Dennis Hernreich, Executive Vice President, Chief Operating Officer and Chief Financial Officer.

Commencing in the second quarter of 2004, the Company will provide monthly Casual Male sales and comparable store sales results, and investor conference calls when necessary, so to keep the investor community more promptly informed of the Company's progress.

CMRG, the largest retailer of big and tall men's apparel, operates 487 Casual Male Big & Tall stores, the Casual Male e-commerce site, Casual Male catalog business, 52 Levi's(r)/Dockers(r) Outlet by Designs stores and 26 Ecko Unltd.(r) outlet and retail stores, pending consummation of the sale discussed above, located throughout the United States and Puerto Rico. The Company is headquartered in Canton, Massachusetts and its common stock is listed on the Nasdaq National Market under the symbol "CMRG."

The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company. The Company does not report on its progress during a quarter until after the quarter has been completed and its results have been appropriately disclosed.

                              (Tables to follow)



                        CASUAL MALE RETAIL GROUP, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)
                                 (Unaudited)


                                                 For the three months ended
                                              May 1, 2004          May 3, 2003


Sales                                        $  103,812             $  92,343

Cost of goods sold including occupancy           66,465                58,256
                                             ----------             ---------
Gross profit                                     37,347                34,087

Expenses:
   Selling, general and administrative           37,071                31,884
   Depreciation and amortization                  2,569                 1,985
                                             ----------             ---------
Total expenses                                   39,640                33,869
                                             ----------             ---------
Operating income (loss)                          (2,293)                  218

Interest expense, net                             2,179                 2,885
                                             ----------             ---------
Loss from continuing operations
 before minority interest and income taxes       (4,472)               (2,667)

Minority interest                                  (347)                  (72)

Income taxes                                         -                      -
                                              ----------            -----------
Loss from continuing operations               $  (4,125)             $  (2,595)

Loss from discontinued operations                  (969)                  (160)
                                              ----------            -----------
Net loss                                      $  (5,094)             $  (2,755)
                                              ==========            ===========

Net loss per share - basic and diluted
  Loss from continuing operations                ($0.12)                ($0.07)
  Loss from discontinued operations              ($0.03)                ($0.00)
  Net loss                                       ($0.15)                ($0.08)

Weighted-average number of common shares
Outstanding- Basic and diluted                   35,126                  35,754


                       CASUAL MALE RETAIL GROUP, INC.
                        CONSOLIDATED BALANCE SHEETS
                      May 1, 2004 and January 31, 2004
                              (In thousands)

                                                 May 1,           January 31,
                                                  2004                 2004
ASSETS                                        -----------         -----------
                                              (unaudited)

Cash and investments                           $  2,181            $   4,179
Inventories                                     109,822               98,673
Other current assets                             15,565               10,831
Property and equipment, net                      69,933               68,345
Goodwill and other intangibles                   81,281               81,306
Other assets                                      9,565                9,408
                                              ---------            ----------
 Total assets                                 $ 288,347            $ 272,742
                                              =========            ==========
LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable, accrued expenses
 and other liabilities                        $  66,553            $  59,155
Notes payable                                    15,797                3,623
Restructuring reserves                            2,945                2,945
Long-term debt, net of current portion          122,190              122,374
Minority interest                                 4,451                3,804
Stockholders' equity                             76,411               80,841
                                              ---------            ---------
 Total liabilities and stockholders' equity   $ 288,347            $ 272,742
                                              =========            =========